ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of March 7, 2011 by and among Kansas City Life Insurance Company (“Kansas City Life”), Seligman Portfolios, Inc., Columbia Management Investment Advisers, LLC (formerly named RiverSource Investments, LLC, and successor to Seligman Advisors, Inc.)  (“Columbia”),  and Columbia Funds Variable Insurance Trust.

W I T N E S S E T H   T H A T:

WHEREAS, Seligman Portfolios, Inc. Kansas City Life and Columbia are parties to that certain Fund Participation Agreement, dated August 22, 2000 (the “Participation Agreement”);

WHEREAS, the shareholders of the portfolios listed on Exhibit A attached hereto (each a “Portfolio”) have voted to approve a proposal to merge the Portfolio with and into a series fund of Columbia Funds Variable Insurance Trust as listed on Exhibit A (each, a “Reorganization”);

WHEREAS, Seligman Portfolios, Inc. would like to assign its duties and obligations under the Participation Agreement to Columbia Funds Variable Insurance Trust solely with respect to the Portfolios;

WHEREAS, Columbia Funds Variable Insurance Trust is willing to accept such assignment and to assume Seligman Portfolios, Inc.’s duties and obligations under the Participation Agreement solely with respect to the portfolios; and

WHEREAS, the Participation Agreement provides that the Participation Agreement may not be assigned by either party without the prior written consent of the other party;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Kansas City Life and Columbia hereby consent to the assignment of all rights, title and interest of Seligman Portfolios, Inc. under the Agreement to Columbia Funds Variable Insurance Trust, solely with respect to the Portfolios.

2. To the extent the Participation Agreement is deemed to be an agreement relating to a written plan adopted under Rule 12b-1, Kansas City Life and Columbia consent and agree to enter into a new participation agreement on terms identical to those in the Participation Agreement, other than the substitution of Columbia Funds Variable Insurance Trust for Seligman Portfolios, Inc., upon the Reorganization.

3. This Agreement shall be effective with respect to each Portfolio as of the date the reorganization occurs.

4. This Agreement shall be construed in accordance with the laws applicable to the Participation Agreement.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

KANSAS CITY LIFE INSURANCE COMPANY By: /s/ A. Craig Mason Jr. Name: A. Craig Mason Jr. Title: VP, General Counsel & Secretary
SELIGMAN PORTFOLIOS, INC.

By:  /s/ J. Kevin Connaughton
Name:  J. Kevin Connaughton
Title:  President

COLUMBIA MANAGEMENT INVESTMENTS ADVISER, LLC

By:  /s/ Beth Brown
Name:  Beth Brown
Title:  SVP, Head of Intermediary Dist.

COLUMBIA FUNDS VARIABLE INSURANCE TRUST By: /s/ J. Kevin Connaughton Name: J. Kevin Connaughton Title: President

EXHIBIT A

Seligman Portfolio	Acquiring Fund	Anticipated Merger Date
Seligman Capital Portfolio	Columbia Mid Cap Growth Fund, Variable Series, , a series of Columbia Funds Variable Insurance Trust	April 29, 2011